                                                                  EXHIBIT (c)(3)

                                                                  CONFORMED COPY




                              STOCKHOLDER AGREEMENT


                                      AMONG


                                    MISYS PLC

                                  KIRSTY, INC.

                             MOXIE ACQUISITION CORP.


                                       AND


                       THE ROD A. AND PATRICE V. BECKSTROM
                           CHARITABLE REMAINDER TRUST




                          Dated as of December 14, 1998

                                                                  CONFORMED COPY


                              STOCKHOLDER AGREEMENT

            STOCKHOLDER AGREEMENT dated as of December 14, 1998, among MISYS PLC, a public limited company incorporated under the laws of England ("Parent"), KIRSTY, INC., a Delaware corporation and indirect wholly owned subsidiary of Parent ("US Parent"), MOXIE ACQUISITION CORP., a Delaware corporation and direct wholly owned subsidiary of US Parent ("Purchaser") and the ROD A. AND PATRICE V. BECKSTROM CHARITABLE REMAINDER TRUST (the "Stockholder").

            WHEREAS, Parent, US Parent, Purchaser and C-ATS Software Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger dated as of the date hereof (as the same may be amended or supplemented, the "Merger Agreement") providing for (i) the making of a cash tender offer (as such offer may be amended from time to time as permitted under the Merger Agreement, the "Offer") by Purchaser for all of the outstanding shares of common stock, par value $0.001 per share, of the Company (the "Common Stock") at a price of $7.50 per share (the "Offer Price"); and (ii) the merger of Purchaser with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in the Merger Agreement (the price per share to be received in the Merger shall hereinafter be referred to as the "Merger Consideration"); and

            WHEREAS, the Stockholder owns the number of shares of Common Stock (and the number of options to purchase shares of Common Stock) set forth opposite its name on Schedule A attached hereto (such shares of Common Stock, together with any other shares of capital stock of the Company acquired by the Stockholder after the date hereof and during the term of this Agreement (including, without limitation, through the exercise of any stock options, warrants or similar instruments (including those stock options set forth on Schedule A)), being collectively referred to herein as the "Subject Shares");

            WHEREAS, as an essential condition and inducement to their willingness to enter into the Merger Agreement, Parent, US Parent and Purchaser have requested that the Stockholder enter into this Agreement, and the Stockholder has agreed to do so; and

            WHEREAS, capitalized terms used herein without definition shall have the respective meanings specified therefor in the Merger Agreement.

            NOW, THEREFORE, to induce Parent, US Parent and Purchaser to enter into, and in consideration of their entering into, the Merger Agreement, and in
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consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

            1. Representations and Warranties. (a) Of the Stockholder. The Stockholder hereby represents and warrants to Parent, US Parent and Purchaser as of the date hereof in respect of himself or itself as follows:

            (i) Authority. The Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Stockholder and constitutes the valid and binding obligation of the Stockholder enforceable against the Stockholder in accordance with its terms. Neither the execution and delivery by the Stockholder of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will violate or conflict in any material respect with, result in a breach of any material provision of or constitute a default under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which the Stockholder is a party or by which the Stockholder is bound.

            (ii) The Subject Shares. The Stockholder is the record and beneficial owner of, or is trustee of a trust that is the record holder of, and whose beneficiaries are the beneficial owners of, and has good and marketable title to, the Subject Shares set forth opposite its name on Schedule A attached hereto, free and clear of any claims, liens, encumbrances and security interests whatsoever. The Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite its name on Schedule A attached hereto. The Stockholder has the sole right to vote such Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of such Subject Shares, except as contemplated by this Agreement.

            (b) Of Parent, US Parent and Purchaser. Parent, US Parent and Purchaser each hereby represents and warrants to the Stockholder that it has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each of Parent, US Parent and Purchaser and constitutes the valid and binding obligation of each of Parent, US Parent and Purchaser enforceable against each of Parent, US Parent and Purchaser in accordance with its terms. Neither the execution and delivery by each of Parent, US Parent and Purchaser of this Agreement nor the consummation by each of


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
Parent, US Parent and Purchaser of the transactions contemplated hereby will:
(a) violate or conflict in any material respect with, result in a breach of any material provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the vesting, triggering or acceleration of any payment or other obligations pursuant to, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any material license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which each of Parent, US Parent and Purchaser is a party, by which each of Parent, US Parent and Purchaser or any of its properties is bound, or under which each of Parent, US Parent and Purchaser or any of its properties is entitled to a benefit; (b) other than the filings required under the HSR Act or any Exchange Act filings, require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Entity; or (c) violate in any material respect any Laws applicable to each of Parent, US Parent and Purchaser.

            2. Purchase and Sale of Shares. The Stockholder hereby severally agrees to tender all Subject Shares set forth opposite the Stockholder's name on Schedule A hereto into the Offer and not withdraw any Subject Shares so tendered. If, for any reason, any of such Subject Shares are not tendered into the Offer (or are tendered but are not accepted), the Stockholder whose Subject Shares have not been tendered or accepted agrees to sell to Purchaser (or an affiliate), and Purchaser (or an affiliate) hereby agrees to purchase, all such Subject Shares that have not been tendered or accepted, at a price per share equal to the Offer Price; provided that such obligation to sell and such obligation to purchase are subject to Purchaser (or an affiliate) having accepted shares for payment under the Offer and subject to the Minimum Condition having been satisfied. Any Subject Shares not purchased in the Offer will be purchased at the same time as payment is made under the Offer.

            3. Covenants of the Stockholder. Until the termination of this Agreement in accordance with Section 7, the Stockholder severally and not jointly agrees as follows:

            (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger and the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption by the Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement. Any vote cast in accordance with this Section 3(a) or in accordance


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
      with Section 3(b) shall be cast in such manner as will insure that such vote is duly counted for purposes of determining whether a quorum is present and for purposes of determining the result of such vote.

            (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any Acquisition Proposal as such term is defined in Section 6.8(a) of the Merger Agreement or (ii) any amendment of the Company's certificate of incorporation or by-laws or other proposal or transaction involving the Company, which amendment or other proposal or transaction would be reasonably likely to impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of the Common Stock. The Stockholder further agrees not to enter into any agreement inconsistent with the foregoing.

            (c) The Stockholder shall not, prior to the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, (x) sell, transfer, give, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), consent to any Transfer of, any or all of such Subject Shares or any interest therein or enter into any contract, option or other arrangement (including any profit sharing arrangement) with respect to the Transfer of, the Subject Shares to any person other than pursuant to the terms of the Offer or the Merger or (y) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in connection with, directly or indirectly, any Acquisition Proposal and agrees not to commit or agree to take any of the foregoing actions.

            (d) Subject to the terms of Section 9, during the term of this Agreement, the Stockholder shall not, nor shall it permit any investment banker, financial advisor, attorney or accountant retained by, or other advisor or representative of, the Stockholder to, directly or indirectly
      (i) solicit, initiate or encourage (including by way of furnishing non-public information), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal or (ii) participate in any discussions or negotiations regarding an Acquisition Proposal, provided, that it is understood that this Section 3(d) will not be deemed to have been violated if in response to an unsolicited inquiry, the Stockholder states that he and the Subject Shares are subject to the provisions of this Agreement. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence


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
      by an investment banker, financial advisor, attorney or accountant retained by, or other adviser or representative of, the Stockholder, whether or not such person is purporting to act on behalf of the Stockholder, shall be deemed to be a violation of this Section 3(d) by the Stockholder.

            (e) Until after the Merger is consummated or the Merger Agreement is terminated, the Stockholder shall use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

            (f) The Stockholder, and any beneficiary of a revocable trust for which the Stockholder serves as trustee, shall not take any action to revoke or terminate such trust or take any other action which would restrict, limit or frustrate in any way the transactions contemplated by this Agreement. Each such beneficiary hereby acknowledges and agrees to be bound by the terms of this Agreement applicable to it.

            (g) (i) If the Merger Agreement shall have been terminated under circumstances where Parent or any affiliate of Parent is entitled, or may become entitled, to receive a Termination Fee, and within one year of such termination (x) the Company enters into an Acquisition Agreement with respect to an Acquisition Proposal that is subsequently consummated or (y) an Acquisition Proposal is consummated, the Stockholder shall pay to Parent on demand, at the time such Acquisition Proposal is consummated, an amount equal to all Profit of the Stockholder, determined in accordance with Section 3(g)(ii), from the consummation of any such Acquisition Proposal.

            (ii) For purposes of this Section 3(g), the "Profit" of the Stockholder from any Acquisition Proposal shall equal (x) the aggregate consideration that would have been received by the Stockholder pursuant to such Acquisition Proposal if the Stockholder held the same number of Subject Shares at the consummation of such Acquisition Proposal as he held at the time the Merger Agreement was terminated (including any consideration that would have been received in respect of any unexercised stock options or warrants or similar instruments held at the time the Merger Agreement was terminated), valuing any noncash consideration (including any residual interest in the Company) at its fair market value on the date of such consummation less (y) the fair market value of the aggregate consideration that would have been issuable or payable to the Stockholder (assuming all stock options, warrants or similar instruments held by the Stockholder were exercised) if


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
he had received the Merger Consideration pursuant to the Merger Agreement as originally executed (without giving effect to any increase in such Merger Consideration).

            (iii) For purposes of this Section 3(g), the fair market value of any noncash consideration consisting of:

            (x) securities listed on a national securities exchange or traded on the NASDAQ/NMS shall be equal to the average closing price per share of such security as reported on such exchange or NASDAQ/NMS for the twenty trading days prior to the date of determination; and

            (y) consideration which is other than cash or securities of the form specified in clause (A) of this Section 3(g)(iii) shall be determined by a nationally recognized independent investment banking firm mutually agreed upon by the parties within 10 business days of the event requiring selection of such banking firm; provided, however, that if the parties are unable to agree within two business days after the date of such event as to the investment banking firm, then the parties shall each select one firm, and those firms shall select a third investment banking firm, which third firm shall make such determination, provided further, that the fees and expenses of such investment banking firm shall be borne by Parent. The determination of the investment banking firm shall be binding upon the parties.

            (iv) Any payment of profit under this Section 3(g) shall (x) if paid in cash, be paid by wire transfer of same day funds to an account designated by Parent and (y) if paid through a transfer of securities (with the method and timing of such transfer to be mutually agreed), be paid as soon as practicable through delivery of such securities, suitably endorsed for transfer, provided that the Stockholder shall be required to pay cash under this Section 3(g) to the extent cash is actually received by the Stockholder under circumstances giving rise to the obligation of the Stockholder to make payment to Parent under
Section 3(g)(i).

            4. Further Assurances. The Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.


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
            5. Certain Events. The Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Subject Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Subject Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's heirs, guardians, administrators or successors. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock, or the acquisition of additional shares of Common Stock or other voting securities of the Company by any Stockholder, the number of Subject Shares listed in Schedule A beside the name of the Stockholder shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other voting securities of the Company issued to or acquired by the Stockholder.

            6. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Purchaser, US Parent or Parent (or all of them) may assign, as contemplated by Section 9.5 of the Merger Agreement, in its sole discretion, any and all of its rights, interests and obligations hereunder to any affiliate, provided that Purchaser, US Parent or Parent will remain liable for its obligations hereunder in the event of any assignment pursuant to this Section 6. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

            7. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the date upon which the Merger Agreement is terminated in accordance with its terms, provided that if the Merger Agreement has terminated under circumstances under which a Termination Fee has become or could become payable, Sections 3(g), 4 (as it relates to the other sections of this Agreement that survive such termination), 5, 6, 7, 8, 10 and 11 shall survive until such time as Parent could no longer be entitled to receive a payment pursuant to Section 3(g).

            8. General Provisions.

            (a) Amendments. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

            (b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if hand delivered or sent by overnight courier (providing proof of delivery) to Parent, US Parent or Purchaser in accordance with Section 9.4 of the Merger Agreement and to the Stockholder at its address set


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
      forth on Schedule A attached hereto (or at such other address for a party as shall be specified by like notice).

            (c) Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            (d) Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

            (e) Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the documents and instruments referred to herein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

            (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

            (g) Voidability. If prior to the execution hereof, the Board of Directors of the Company shall not have duly and validly authorized and approved this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby, so that the execution and delivery hereof by Parent, US Parent or Purchaser would trigger the provisions of Section 203 of the Delaware General Corporation Law (the "DGCL"), then this Agreement shall be void and unenforceable until such time as such authorization and approval shall have been duly and validly obtained.

            9. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director or officer of the Company makes any agreement or understanding herein in his capacity as such director or officer. The


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
Stockholder signs solely in his capacity as the record holder and beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, the Stockholder's Subject Shares and nothing herein (including, without limitation, the provisions of Section 3(d)) shall limit or affect any actions taken by a Stockholder in his capacity as an officer or director of the Company.

            10. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in a Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of Delaware or a Delaware state court and (d) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

            11. Public Announcements. The Stockholder will consult with Parent before issuing, and provide Parent with the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and the Merger Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange (including, but not limited to, NASDAQ).

            12. Legends. The Stockholder will, promptly after executing and delivering this Agreement, deliver to the Company (or its transfer agent, if so directed by the Company) the certificates representing the Subject Shares, which certificates (or replacements thereof) shall be returned to the Stockholder with the following restrictive legend placed thereon:

            "THE SECURITIES REPRESENTED BY THIS
            CERTIFICATE ARE SUBJECT TO A STOCKHOLDER
            AGREEMENT DATED AS OF DECEMBER 14, 1998,


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
            AND, PURSUANT TO THE TERMS THEREOF, MAY NOT BE SOLD, TRANSFERRED, GIVEN, PLEDGED, ASSIGNED OR OTHERWISE DISPOSED OF, AND ARE SUBJECT TO FURTHER RESTRICTIONS REGARDING, AMONG OTHER THINGS, VOTING RIGHTS AND CERTAIN INDIRECT TRANSFERS AS SET FORTH IN THE STOCKHOLDER AGREEMENT"

            13. Grant of Irrevocable Proxy; Appointment of Proxy. (a) The Stockholder hereby irrevocably grants to, and appoints, Parent and Strone Macpherson and Ross K. Graham, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Subject Shares, or grant a consent or approval in respect of such Subject Shares, in connection with any and all of the matters described in Sections 3(a) and 3(b) of this Agreement, in accordance with the terms of such Sections.

            (b) The Stockholder represents that any proxies heretofore given in respect of the Stockholder's Subject Shares are not irrevocable, and that any such proxies are hereby revoked.

            (c) The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 13 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. The Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212(e) of the DGCL.


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
            IN WITNESS WHEREOF, Parent, US Parent, the Purchaser and the Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

                                    MISYS PLC

                                    By: /s/ Ross Graham
                                        --------------------------------------
                                        Name: Ross Graham
                                        Title: Corporate Development Director
                                               and Secretary


                                    KIRSTY, INC.

                                    By: /s/ Ross Graham
                                        --------------------------------------
                                        Name: Ross Graham
                                        Title: Vice President


                                    MOXIE ACQUISITION CORP.

                                    By: /s/ Ross Graham
                                        --------------------------------------
                                        Name: Ross Graham
                                        Title: Secretary


                                    Rod A. and Patrice V. Beckstrom
                                    Charitable Remainder Trust

                                    By: /s/ Rod A. Beckstrom
                                        --------------------------------------

                                   SCHEDULE A



    Name and Address        Number of Subject Shares    Number of Subject Shares
           of                          of                      Subject to
      Stockholder                Owned of Record                 Options
      -----------                ---------------                 -------
Rod A.  and Patrice V.                 10                           0
Beckstrom Charitable
Remainder Trust
C-ATS Software Inc.
1870 Embarcadero Road
Palo Alto, CA 94303